Exhibit 99.2

NEWS

FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti/Carrie Bloom Citigate Sard Verbinnen 212/687-8080

LADENBURG THALMANN ANNOUNCES PRIVATE EQUITY OFFERING

     NEW YORK, NEW YORK, June 10, 2005 – Ladenburg Thalmann Financial Services Inc. (AMEX:LTS), a provider of retail and institutional securities brokerage, investment banking and asset management service, announced today that it is contemplating a private placement of its common stock totaling approximately $10,000,000, with a per-share offering price of $0.45. Any funds received by the Company from the private placement will be utilized for general corporate purposes. At the time of the offering, these securities will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer of any securities to be sold in the proposed private placement.

About Ladenburg Thalmann

     Ladenburg Thalmann Financial Services is engaged in retail and institutional securities brokerage, investment banking and asset management services through its principal operating subsidiary, Ladenburg Thalmann & Co. Inc. Founded in 1876 and a New York Stock Exchange member since 1879, Ladenburg Thalmann & Co. is a full service investment banking and brokerage firm based in New York City, with regional offices in Boca Raton, Florida; Los Angeles, California; Palo Alto, California; and Melville, New York. Ladenburg provides various services including corporate finance, asset management, brokerage, trading and research, principally for middle market and emerging growth companies and high net worth individuals.

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